Serina Therapeutics Draws First $5 Million Funding Tranche to Support Registrational Trial of SER-252 in Parkinson’s Disease

•$5 million tranche received under up to $20 million financing agreement
•IND submitted to FDA and HREC approval obtained in Australia; global trial initiation in Q4 2025
HUNTSVILLE, AL, October 06, 2025 (GLOBE NEWSWIRE) -- Serina Therapeutics, Inc. (“Serina”) (NYSE American: SER), a clinical-stage biotechnology company developing its proprietary POZ Platform™ drug optimization technology, today announced the drawdown of the first $5 million tranche from its previously announced financing agreement, which provides up to $20 million in funding upon achievement of defined development milestones. Proceeds will be used to advance the Company’s planned registrational trial of SER-252 for the treatment of advanced Parkinson’s disease.

The initial tranche was received in accordance with the terms of the agreement. Subsequent tranches are tied to achievement of defined development milestones, including patient enrollment in the planned clinical trial.

“The financing milestone provides the resources to advance SER-252 into the planned registrational trial, marking an important step toward addressing the unmet needs of those with advanced Parkinson’s disease,”, said Steve Ledger, Chief Executive Officer of Serina Therapeutics. “We are pleased to have filed the IND and to be progressing on schedule toward initiating the study in the current quarter.”

Serina has submitted an Investigational New Drug (IND) application to the U.S. Food and Drug Administration (FDA) and received its first Human Research Ethics Committee (HREC) approval in Australia for SER-252. The company remains on track to initiate its registrational study in the fourth quarter of 2025, with first patient dosing expected before the end of the year.

SER-252 Registrational Study Design Overview
The SER-252-1b study is a randomized, double-blind, placebo-controlled Phase 1b trial with single-ascending-dose (five cohorts of eight; n=40) and multiple-ascending-dose components (up to three cohorts of sixteen; n=48) in adults with Parkinson’s disease and motor fluctuations. The registrational study is designed to evaluate safety, tolerability, and pharmacokinetics of subcutaneous SER-252 versus placebo, with exploratory efficacy measures that include MDS-UPDRS motor scores and structured motor-state assessments. Dose escalation will be overseen by a Safety Review Committee and the study will be conducted across sites in the U.S. and Australia.

About SER-252 (POZ-apomorphine)
SER 252 is an investigational apomorphine therapy developed with Serina’s POZ platform and designed to provide continuous dopaminergic stimulation (CDS) via a single or twice-weekly subcutaneous injection. CDS has been shown to reduce the severity of motor fluctuations (which includes levodopa-induced dyskinesia) and enable greater daily on time, with reduced off time, in advanced Parkinson’s patients. SER-252 leverages strategic partner Enable Injections’ enFuse™ wearable drug delivery platform to enhance patient comfort and convenience, providing CDS to patients via an easy-to-administer, long-acting subcutaneous injection.

About Serina Therapeutics
Serina is a clinical-stage biotechnology company developing a pipeline of wholly owned drug product candidates to treat neurological diseases and other indications. Serina’s POZ Platform™ provides the potential to improve the integrated efficacy and safety profile of multiple modalities including small molecules, RNA-based therapeutics, and antibody-based drug conjugates (ADCs). Serina is headquartered in Huntsville, Alabama on the campus of the HudsonAlpha Institute of Biotechnology. For more information, please visit https://serinatx.com.

For inquiries, please contact:

Stefan Riley
sriley@serinatherapeutics.com
(256) 327-9630